EXHIBIT 10.2	SUMMARY SHEET: 2007 ANNUAL BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

Name	Title	2007 Base Salary
Gary A. Kolstad	President and Chief Executive Officer	$300,000
Paul G. Vitek	Senior Vice President Finance & Administration, Chief Financial Officer and Treasurer	$200,000
Mark L. Edmunds	Vice President of Operations	$195,000
Mark Kevin Fisher	President of Pinnacle Technologies Inc., Vice President of CARBO Ceramics Inc.	$175,000
David G. Gallagher	Vice President, Sales and Marketing	$204,600